Exhibit (a)(1)(C)

Sport Chalet, Inc.
Offer to Exchange Outstanding Stock Options
Election Form/Notice of Withdrawal/Change of Election Form

Sport Chalet is offering our employees the opportunity to exchange certain outstanding options to purchase shares of our Class A Common Stock for new options.  Any outstanding option to purchase shares of Class A Common Stock with an exercise price equal to or greater than $2.38 per share that was granted under our 1992 Incentive Award Plan or our 2004 Equity Incentive Plan is eligible to be exchanged in this offer.  Options that meet these criteria are referred to as your "eligible options."  The details of this exchange offer are set forth in the Offer to Exchange dated October 6, 2009 (the "Exchange Offer") and in this Election Form/Notice of Withdrawal/Change of Election Form (this "Election Form") and its instructions.  To take advantage of this exchange offer, you must complete this Election Form and acknowledge all of its terms and conditions and return it as described below before 5:00 p.m., Pacific Time, on November 6, 2009, unless we extend the period of time the offer is open.

Please complete the information requested below and indicate whether or not you wish to exchange your eligible options for new options in accordance with the terms and conditions of the Exchange Offer.  You may use this form to:

•	Elect to exchange some or all of your eligible options;

•	Withdraw an election you previously made; and/or

•	Change an election you previously made. See Instruction 6 below for the method of changing an election.

[ ]	SECTION I. Election to tender for exchange all eligible options.

I wish to tender for exchange ALL of my eligible options listed below pursuant to the terms set forth in the Exchange Offer.

[ ]	SECTION II. Election to tender for exchange only designated eligible options.

I wish to tender for exchange ONLY the eligible options indicated below pursuant to the terms set forth in the Exchange Offer.  Place a check mark in either the "Exchange" or "Do Not Exchange" box below next to each eligible option.  You are required to make an election for each option grant noted below.  Any election form submitted without an "Exchange" or "Do Not Exchange" marked for each eligible option grant below will be rejected.

Exchange	Do Not Exchange	Grant Date	Exercise Price	Number of Shares
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

[ ]	SECTION III. Withdrawal of previous election.

I wish to withdraw my acceptance of the Exchange Offer and reject the Exchange Offer.  I understand that I will not receive any new options in exchange for my eligible options that I previously tendered and I will keep my eligible options with their existing terms, exercise prices, vesting schedules and other terms and conditions.  I understand that if I wish to re-elect to exchange some or all of my eligible options, I must again complete this Election Form and acknowledge all of its terms and conditions and return it as described below before 5:00 p.m., Pacific Time, on November 6, 2009, unless Sport Chalet extends the period of time the offer is open.

PLEASE READ THE TERMS BELOW,
AND ACKNOWLEDGE YOUR PARTICIPATION IN ACCORDANCE WITH THE INSTRUCTIONS ABOVE.

Terms and Conditions

1.	DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given to them in the Exchange Offer.

2.
EXPIRATION DATE.  The Exchange Offer and any rights to tender, or to withdraw a tender, of your eligible options will expire at 5:00 p.m., Pacific Time, on November 6, 2009 (or at a later time and date, if we extend the Exchange Offer) (such expiration date, the "expiration date").  You are responsible for making sure that your submission is received by us before the deadline.

3.
DELIVERY OF ELECTION FORM.  If you intend to tender your eligible options under the Exchange Offer, you must complete and acknowledge your participation by returning this Exchange Offer by e-mail to Steve Teng at steng@sportchalet.com, or by registered mail or courier to the address provided below, before 5:00 p.m., Pacific Time, on the expiration date.

Sport Chalet, Inc.
One Sport Chalet Drive
La Cañada, California  91011
Attention:  Steve Teng

Your election to participate will only be effective upon receipt by us of this Election Form.

You are not required to tender your eligible options, and participation in this Exchange Offer is completely voluntary.

If you do not receive a confirmation of receipt of your election to participate from us within five business days after the date you submitted this Election Form by e-mail, or by registered mail or courier, please contact Steve Teng at telephone number (818) 949-5371 or by e-mail at steng@sportchalet.com.

4.
EXISTING STOCK OPTION AGREEMENTS.  You do not need to return your existing stock option agreements relating to your tendered options, as they will be automatically canceled if we accept your eligible options for exchange.

5.
WITHDRAWAL OF ELECTION.  The tender of your eligible options under this Exchange Offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on the expiration date.  To withdraw your tendered options, you must complete and acknowledge a Notice of Withdrawal.  Withdrawals may not be rescinded, but you may again submit this Election Form to elect to exchange some or all of your eligible options.

6.
CHANGE OF ELECTION.  You may change an election you previously made by:  First, withdrawing your previous election as described in Instruction 5 above; and Second, submitting a new Election Form as described above before 5:00 p.m., Pacific Time, on the expiration date by following the procedures described in Instruction 3 above.

7.
SIGNATURES.  If you submit this Election Form by e-mail, all of your acceptances and/or acknowledgements shall be considered an electronic signature for all legal purposes and such acceptances and acknowledgements shall be enforceable pursuant to applicable law.  Any Election Form submitted by registered mail or courier must be manually signed by you.

8.
REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES.  Any questions or requests for assistance regarding the Exchange Offer (including requests for additional copies of this Election Form) should be directed to Steve Teng at telephone number (818) 949-5371 or by e-mail at steng@sportchalet.com.

9.
IRREGULARITIES.  We will determine all questions as to the number of shares subject to eligible options tendered and the validity, form, eligibility (including time of receipt) and acceptance of your tender of eligible options.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, our determination of these matters will be final and binding on all parties.  We may reject any tender of eligible options that we determine is not in the appropriate form or would be unlawful to accept.  We may waive any defect or irregularity in your tender with respect to your eligible options tendered before 5:00 p.m., Pacific Time, on the expiration date.  Your eligible options will be not accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, before 5:00 p.m., Pacific Time, on the expiration date.  Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options.

10.	CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

11.	IMPORTANT TAX INFORMATION. You should refer to "Material U.S. Federal Income Tax Consequences" in the Exchange Offer, which contains important tax information.

12.	We encourage you to consult with your own legal, accounting and tax advisors if you have questions about your financial or tax situation.

By delivering this Election Form, I understand and agree that:

(1)           I have received a copy of the Exchange Offer, dated October 6, 2009.  I have read, understand and agree to be bound by all of the terms and conditions of the Exchange Offer.

(2)           I understand that, upon acceptance by Sport Chalet, my election to participate will constitute a binding agreement between Sport Chalet and me with respect to all of my eligible options that are accepted for cancellation and exchange, unless I return a validly completed Notice of Withdrawal with respect to my eligible options before the expiration of the Exchange Offer.

(3)           I understand that if I validly tender any of my eligible options for exchange, and such eligible options are accepted for cancellation and exchange, I will receive new options to acquire one-half of the number of shares of Class A Common Stock that were underlying my eligible options at the time of the exchange, and I will lose all of my rights to purchase any shares under such eligible options.

(4)           Sport Chalet has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this Exchange Offer before making any decision whether to participate.

(5)           I understand that participation in the Exchange Offer will not be construed as a right to my continued employment or service with Sport Chalet or any of its subsidiaries for any period, and that my employment or service can be terminated at any time by me or Sport Chalet (or one of its subsidiaries, as applicable), with or without cause or notice, in accordance with the terms of my employment.

(6)           I understand that, as described in the sections "Conditions of the Offer" and "Extension of Offer; Termination; Amendment" in the Exchange Offer, Sport Chalet may extend, amend, withdraw or terminate the Exchange Offer and postpone its acceptance and cancellation of my eligible options that I have tendered for exchange.  In any such event, I understand that the eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(7)           I understand that my elections will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

(8)           To administer this Exchange Offer, Sport Chalet must collect, use and transfer certain information about me and my eligible options, including, but not limited to, my name, home address and telephone number, date of birth, social security number, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Sport Chalet or its subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor.  I understand further that Sport Chalet may have to pass that information on to third parties who are assisting with the Exchange Offer.  By submitting this Election Form, I explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of my personal data by Sport Chalet and the third parties assisting with the Exchange Offer, for the exclusive purpose of implementing, administering, and managing my participation in the Exchange Offer.  By submitting this Election Form, I also acknowledge and agree that:

•	The data will be held only as long as necessary to implement, administer and manager the Exchange Offer.

•	I can request from Sport Chalet a list with the names and addresses of any potential recipients.

•	I can request additional information about how the data is stored and processed.

•	I can request that the data be amended if it is incorrect.

If you are submitting this Election Form by registered mail or courier, please sign in the place provided and return it by registered mail or courier to the mailing address below.
__________________________________ Employee Signature __________________________________ Print Name	Sport Chalet, Inc. One Sport Chalet Drive La Cañada, California 91011 Attention: Steve Teng